OrthoPediatrics Corp. Announces Preliminary Unaudited Revenue for
Fourth Quarter and Full Year 2018

WARSAW, Indiana, January 7, 2019 — OrthoPediatrics Corp. (NASDAQ: KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced today its preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2018.

Preliminary unaudited fourth quarter 2018 revenue is expected to be in the range of $14.5 million to $14.7 million, up 24% to 26%, when compared to $11.7 million in the fourth quarter of 2017. OrthoPediatrics’ preliminary unaudited full year 2018 revenue is expected to be in the range of $57.5 million to $57.7 million, representing annual growth of 26%.

The company plans to release its fourth quarter and full year 2018 financial results in early March 2019. The quarterly and annual preliminary revenue estimates for 2018 included in this press release are prior to the completion of review and audit procedures by the company’s independent registered public accounting firm and are therefore subject to adjustment.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 15, 2018. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 26 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 38 countries outside the United States.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com